EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                           P R E S S   R E L E A S E

                    Denbury Resources Announces 2003 Results

News Release
Released at 7:30 AM CDT

     DALLAS - February 19, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its fourth quarter and 2003 financial and operating results. The Company posted earnings for the full year 2003 of $56.6 million or $1.05 per share, a 21% increase over 2002 net income of $46.8 million or $0.88 per share, the increase primarily due to higher commodity prices. Fourth quarter 2003 net income was $15.2 million, or $0.28 per share, about the same as fourth quarter 2002 net income of $15.3 million or $0.29 per share.

     Adjusted cash flow from operations for the fourth quarter of 2003 was $47.8 million, close to fourth quarter 2002 adjusted cash flow of $48.4 million. Net cash flow provided by operations, the GAAP measure, totaled $51.8 million during the fourth quarter of 2003, as compared to $56.6 million during the fourth quarter of 2002. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow, which is the non-GAAP measure).

Review of Financial Results
---------------------------

     Denbury's fourth quarter production averaged 19,020 Bbls/d and 93.4 MMcf/d, or 34,590 BOE/d, a 4% increase over third quarter 2003 levels, and a 1% increase from fourth quarter 2002 production levels, after adjusting for the sale of Laurel Field in January 2003, which was producing approximately 1,700 BOE/d at the time of the sale. Production from the Company's tertiary recovery operations set a quarterly record in the fourth quarter of 2003, averaging 5,579 BOE/d, a 44% increase over the fourth quarter of 2002 average of 3,869 BOE/d. During the month of January 2004, production from these tertiary operations continued to increase, averaging over 6,000 BOE/d. The Company made 15 well completions offshore during the fourth quarter of 2003. Since most were not completed until the latter half of the quarter, the incremental production only arrested the overall production decline in this area, with average offshore production rates approximately the same in the third and fourth quarters of 2003.

     Despite the relatively flat production, oil and natural gas revenues increased $1.8 million (2%) in the fourth quarter of 2003, as compared to the comparable quarter of 2002, as a result of higher commodity prices, partially offset by higher hedging payments. In the fourth quarter of 2003, NYMEX oil prices averaged over $31.00 per Bbl, and natural gas prices averaged approximately $5.40 per Mcf, as compared to NYMEX averages of approximately $28.25 per Bbl and $4.30 per Mcf in the fourth quarter of 2002. Denbury's weighted average price per BOE was $3.90 higher per BOE (excluding hedges) in the fourth quarter of 2003 than in the comparable period of 2002. However, the Company paid $2.42 more per BOE on hedges during the 2003 period than a year earlier, reducing the net realized per BOE price increase between the respective fourth quarters to $1.48 per BOE.

     Increases in certain expenses offset these higher revenues. Lease operating expenses increased from $6.34 per BOE in the fourth quarter of 2002 to $6.78 per

BOE in the fourth quarter of 2003. The primary reasons for the increase were continued expansion of CO2 tertiary projects, which typically have a higher than average operating cost per BOE, and higher lease fuel costs due to high natural gas prices. Although the Company's cost structure is increasing as a result of additional tertiary operations, this increase is offset by the improvement in oil price differentials (as compared to NYMEX) related to this production, as the oil production from these operations is light, sweet crude oil that commands a premium price. The Company's average NYMEX differential decreased from $4.00 per Bbl during the fourth quarter of 2002 to $3.54 per Bbl during the fourth quarter of 2003, a $0.46 per Bbl improvement.

     General and administrative expenses increased to an average of $1.44 per BOE in the fourth quarter of 2003, up from $0.87 per BOE in the comparable quarter of 2002. The biggest portion of the increase was approximately $630,000 ($0.20 per BOE) of legal, accounting, bank and other fees associated with the conversion to a holding company organizational structure during December 2003. The modified corporate structure is expected to save the Company approximately $750,000 per year in taxes and expenses, plus provide other potential operational benefits. The Company's administrative expenses during the fourth quarter of 2003 were also burdened by incremental expenses associated with the requirements of the Sarbanes-Oxley Act and expenses related to the December sale of common stock by the Texas Pacific Group.

     Interest expense decreased 24% in the fourth quarter of 2003 as compared to the fourth quarter of the prior year, as a result of savings from the subordinated debt refinancing in March and April of 2003, and due to lower overall debt in the fourth quarter of 2003, as a result of the Company's $50 million debt reduction during 2003.

     Depreciation and amortization ("DD&A") expenses increased $1.4 million (6%) in the fourth quarter of 2003 as compared to the prior year fourth quarter. The DD&A rate in the fourth quarter of 2003 was $8.00 per BOE, up from $7.29 per BOE in the prior year fourth quarter. The majority of the increase in DD&A expense on a per BOE basis is related to higher finding costs in 2003 and higher DD&A expense associated with the Company's CO2 properties as a result of the 74% increase in CO2 production between the respective quarters and $22.7 million of incremental capital costs related to the Company's CO2 properties during 2003.

2004 Outlook
------------

     Denbury's 2004 development and exploration budget (excluding acquisitions) is currently set at $172 million. Approximately 47% of the Company's current 2004 capital budget is related to its tertiary operations, as compared to approximately 28% of its 2003 capital expenditures. Most of the offsetting budget reductions are in the offshore Gulf of Mexico where the 2004 capital budget has been reduced from a 34% level in the 2003 capital budget to approximately 17% of the current year program. This shift in spending from shorter-life natural gas properties to longer-life oil properties (the tertiary operations) that have lower initial production rates and a longer lead time before production commences is expected to result in about the same average production levels during 2004 as in 2003. While production from the tertiary operations is expected to increase from a 2003 average of 4,671 BOE/d to a projected 2004 average of 7,000 to 7,500 BOE/d, a 50+% increase, this increase is essentially offset by projected production declines in the Company's other areas, primarily its shorter-life natural gas properties in Louisiana and the Gulf of Mexico.

     Gareth Roberts, Chief Executive Officer, said: "We continue to execute our plan to expand our operations in our primary focus area, our tertiary recovery operations in Mississippi. We continue to increase our overall production in this area, as evidenced by the record high fourth quarter rate, and continue to add reserves, as evidenced by the realization of an additional 9.5 MMBbls of proved reserves from tertiary operations during 2003. We expect these trends to continue into 2004 and beyond as we continue to expand this play. Last month, we released a very preliminary evaluation of the oil potential from tertiary operations in East Mississippi, which outlined an estimated 80 MMBbls of potential reserves in the eastern part of the state from an initial phase of tertiary operations. This same plan also outlines the potential to increase our tertiary oil production from its current levels of about 6,000 Bbls/d to about 32,000 Bbls/d in 2013 from the combined first two phases, the existing phase of tertiary operations in Southwest Mississippi and the planned expansion into East Mississippi. We continue to be optimistic about these assets and the growth opportunities they provide us in the future.

     During 2003 we accomplished our goal of reducing our leverage, reducing debt by approximately $50 million during the year. We do not expect to have any significant reductions or additions in our overall debt level during 2004, unless we were to make a significant acquisition, although there will likely be minor borrowings and repayments to manage working capital and fund minor acquisitions. We are also considering the possibility of selling certain lower priority properties during 2004, the proceeds from which, in the short-term, would likely reduce debt. Ideally, rather than paying down debt, we would like to re-invest any sales proceeds in other properties that could be future potential tertiary flood candidates.

     We are bullish on oil prices and believe we have ideally positioned Denbury, as any price increase enhances the value of both our current proven reserves and our future potential reserves. We have access to future potential reserves that can be acquired at very low risk and low finding cost because of our strategic ownership of CO2 and the exclusive franchise this gives us in our areas of operation."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, February 19, 2004, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our Web site for approximately 30 days and will also be available for playback for one month after the call by dialing (888) 203-1112 or (719) 457-0820.

Annual Meeting
--------------

     The Company today announced its 2004 Annual Meeting of Shareholders will be held on Wednesday, May 12th at 3:00 P.M., local time, at the offices of the Company located at 5100 Tennyson Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2004.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2003 and December 31, 2002. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                                   Three Months Ended
                                                                      December 31,
                                                           -----------------------------------        Percentage
                                                                2003               2002                 Change
                                                           ----------------   ----------------     ----------------
Revenues:
    Oil sales                                                       48,444             46,097      +         5%
    Gas sales                                                       41,747             34,620      +        21%
    CO2 sales and transportation fees                                1,316              2,012      -        35%
    Loss on settlements of derivative contracts                     (9,138)            (1,498)     +      >100%
    Interest and other income                                          840                550      +        53%
                                                           ----------------   ----------------
       Total revenues                                               83,209             81,781      +         2%
                                                           ----------------   ----------------

Expenses:
    Lease operating costs                                           21,589             20,922      +         3%
    Production taxes and marketing expense                           3,695              3,022      +        22%
    CO2 operating costs                                                257                440      -        42%
    General and administrative                                       4,577              2,882      +        59%
    Interest                                                         5,155              6,747      -        24%
    Depletion and depreciation                                      25,459             24,074      +         6%
    Amortization of derivative contracts and
      other non-cash hedging adjustments                               124                133      -         7%
                                                           ----------------   ----------------
       Total expenses                                               60,856             58,220      +         5%
                                                           ----------------   ----------------

Income before income taxes                                          22,353             23,561      -         5%

Income tax provision
    Current income taxes                                              (214)                22               N/A
    Deferred income taxes                                            7,357              8,247      -        11%
                                                           ----------------   ----------------

NET INCOME                                                          15,210             15,292      -         1%
                                                           ================   ================

Net income per common share:
    Basic                                                             0.28               0.29      -         3%
    Diluted                                                           0.27               0.28      -         4%

Weighted average common shares:
    Basic                                                           54,051             53,460      +         1%
    Diluted                                                         55,714             54,925      +         1%

                                                                   Three Months Ended
                                                                      December 31,
                                                           -----------------------------------        Percentage
                                                                2003               2002                 Change
                                                           ----------------   ----------------     ----------------

Production (daily - net of royalties)
    Oil (barrels)                                                   19,020             20,706      -            8%
    Gas (mcf)                                                       93,424             91,131      +            3%
    BOE (6:1)                                                       34,590             35,894      -            4%

Unit sales price (including hedges)
    Oil (per barrel)                                                 24.85              23.78      +            4%
    Gas (per mcf)                                                     4.37               4.05      +            8%

Unit sales price (excluding hedges)
    Oil (per barrel)                                                 27.69              24.20      +           14%
    Gas (per mcf)                                                     4.86               4.13      +           18%

Non-GAAP Financial Measure: (1)
    Adjusted or discretionary cash flow from
       operations (non-GAAP measure)                                47,836             48,441      -            1%
    Net change in assets and liabilities relating to
       operations                                                    3,939              8,176      -           52%
                                                           ----------------   ----------------
Net cash flow from operations (GAAP measure)                        51,775             56,617      -            9%
                                                           ================   ================

Oil & gas capital investments                                       38,860             26,301      +           48%
CO2 capital investments                                              6,666              5,053      +           32%
Proceeds from sales of oil and gas properties                           81              3,136      -           97%

BOE data (6:1)
    Revenue                                                          28.34              24.44      +           16%
    Loss on settlements of derivative contracts                      (2.87)             (0.45)     +         >100%
    Lease operating costs                                            (6.78)             (6.34)     +            7%
    Production taxes and marketing expense                           (1.16)             (0.91)     +           27%
                                                           ----------------   ----------------
       Production netback                                            17.53              16.74      +            5%
    CO2 operating cash flow                                           0.33               0.48      -           31%
    General and administrative                                       (1.44)             (0.87)     +           66%
    Net cash interest expense                                        (1.36)             (1.68)     -           19%
    Current income taxes and other                                   (0.03)             (0.01)     +         >100%
    Changes in assets and liabilities                                 1.24               2.48      -           50%
                                                           ----------------   ----------------
       Net cash flow from operations                                 16.27              17.14      -            5%
                                                           ================   ================

(1) See "Non-GAAP Measures" at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per
share and unit data)
                                                                       Year Ended
                                                                      December 31,
                                                           -----------------------------------        Percentage
                                                                2003               2002                 Change
                                                           ----------------   ----------------     ----------------
Revenues:
    Oil sales                                                      189,442            153,705       +          23%
    Gas sales                                                      196,021            121,189       +          62%
    CO2 sales and transportation fees                                8,188              7,580       +           8%
    Gain (loss) on settlements of derivative contracts             (62,210)               932                  N/A
    Interest and other income                                        1,829              1,801       +           2%
                                                           ----------------   ----------------
       Total revenues                                              333,270            285,207       +          17%
                                                           ----------------   ----------------

Expenses:
    Lease operating costs                                           89,439             71,188       +          26%
    Production taxes and marketing expense                          14,819             11,902       +          25%
    CO2 operating costs                                              1,710              1,400       +          22%
    General and administrative                                      15,189             12,426       +          22%
    Interest                                                        23,201             26,833       -          14%
    Loss on early retirement of debt                                17,629                  -                  N/A
    Depletion and depreciation                                      94,708             94,236       +           1%
    Amortization of derivative contracts and
       other non-cash hedging adjustments                           (3,578)            (3,093)      +          16%
                                                           ----------------   ----------------
       Total expenses                                              253,117            214,892       +          18%
                                                           ----------------   ----------------

Income before income taxes                                          80,153             70,315       +          14%

Income tax provision (benefit)
    Current income taxes                                               (91)              (406)      -          78%
    Deferred income taxes                                           26,303             23,926       +          10%
                                                           ----------------   ----------------

Income before cumulative effect of change
  in accounting principle                                           53,941             46,795       +          15%

Cumulative effect of change in accounting
  principle, net of income taxes of $1,600                           2,612                  -                  N/A
                                                           ----------------   ----------------
NET INCOME                                                          56,553             46,795       +          21%
                                                           ================   ================

Net income per common share - basic:
    Income before cumulative effect of change
       in accounting principle                                        1.00               0.88       +          14%
    Cumulative effect of change in accounting principle               0.05                  -                  N/A
                                                           ----------------   ----------------
Net income per common share - basic                                   1.05               0.88       +          19%
                                                           ================   ================

                                                                       Year Ended
                                                                      December 31,
                                                           -----------------------------------        Percentage
                                                                2003               2002                 Change
                                                           ----------------   ----------------     ----------------
Net income per common share - diluted:
    Income before cumulative effect of change
       in accounting principle                                        0.97               0.86      +           13%
    Cumulative effect of change in accounting principle               0.05                  -                  N/A
                                                           ----------------   ----------------
Net income per common share - diluted                                 1.02               0.86      +           19%
                                                           ================   ================

Weighted average common shares:
    Basic                                                           53,881             53,243      +            1%
    Diluted                                                         55,464             54,365      +            2%

Production (daily - net of royalties)
    Oil (barrels)                                                   18,894             18,833      -            0%
    Gas (mcf)                                                       94,858            100,443      -            6%
    BOE (6:1)                                                       34,704             35,573      -            2%

Unit sales price (including hedges)
    Oil (per barrel)                                                 24.52              22.27      +           10%
    Gas (per mcf)                                                     4.45               3.35      +           33%

Unit sales price (excluding hedges)
    Oil (per barrel)                                                 27.47              22.36      +           23%
    Gas (per mcf)                                                     5.66               3.31      +           71%

Non-GAAP Financial Measure: (1)
    Adjusted or discretionary cash flow from
       operations (non-GAAP measure)                               189,802            164,565      +           15%
    Net change in assets and liabilities relating to
       operations                                                    7,813             (4,965)                 N/A
                                                           ----------------   ----------------
Net cash flow from operations (GAAP measure)                       197,615            159,600      +           24%
                                                           ================   ================

Oil & gas capital investments                                      158,444            155,637      +            2%
CO2 capital investments                                             22,673             16,445      +           38%
Proceeds from sales of oil and gas properties                       29,410              7,688      +         >100%

Total assets                                                       982,621            895,292      +           10%
Total long-term debt (excluding discount)                          300,000            350,000      -           14%
Total stockholders' equity                                         421,202            366,797      +           15%

                                                                       Year Ended
                                                                      December 31,
                                                           -----------------------------------        Percentage
                                                                2003               2002                 Change
                                                           ----------------   ----------------     ----------------
BOE data (6:1)
    Revenue                                                          30.43              21.17      +           44%
    Gain (loss) on settlements of derivative contracts               (4.91)              0.07                  N/A
    Lease operating costs                                            (7.06)             (5.48)     +           29%
    Production taxes and marketing expense                           (1.17)             (0.92)     +           27%
                                                           ----------------   ----------------
       Production netback                                            17.29              14.84      +           17%
    CO2 operating cash flow                                           0.51               0.48      +            6%
    General and administrative                                       (1.20)             (0.96)     +           25%
    Net cash interest expense                                        (1.61)             (1.73)     -            7%
    Current income taxes and other                                   (0.01)              0.04      -         >100%
    Changes in assets and liabilities                                 0.62              (0.38)     -         >100%
                                                           ----------------   ----------------
       Net cash flow from operations                                 15.60              12.29      +           27%
                                                           ================   ================

(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from our Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. We believe that this is important to consider separately, as we believe it can often be a better way to discuss changes in operating trends in our business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and holds significant operating acreage in the onshore Louisiana and offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2004, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

     Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses certain terms in this press release, such as potential reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC, and which are only intended as general long-term forward looking factors, not precise economic or financial predictions.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com
---------------